UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 3, 2009

AMERICAN INTERNATIONAL VENTURES, INC.

(Exact name of Registrant as specified in charter)

       Delaware

          000-30368

22-3489463

(State of Incorporation)    Commission File No.  (I.R.S. Employer ID Number)

4058 Histead Way, Evergreen, Colorado 80439

 (Address of principal executive offices)         (Zip Code)

Registrant's telephone number (303) 670-7378

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On April 3, 2009, the Company completed a Property Option Agreement (the “Agreement”) with Patriot Gold Corp., an unaffiliated third party (“Patriot Gold”), to acquire the exclusive option to an undivided right, title and interest in an to our Bruner Property located in Nye County, Nevada. The property consists of 28 patented mining claims (the “Property”).

Patriot Gold paid the Company the sum of $30,000 at closing.  In order to earn its option to the Property, Patriot Gold is required to make the following annual property option payments on April 1;  $35,000 in 2010, $40,000 in 2011, $45,000 in 2012, $50,000 in 2013, $55,000 in 2014, $60,000 in 2015, and $1,185,000 in 2016. Upon meeting the conditions of the Agreement, Patriot Gold shall be entitled to an undivided 100% right, title and interest in and to the Property subject to a 1.5% Net Smelter Return (“NSR”) royalty payable to the Company and a 2% NSR payable to the former Property owner. Patriot Gold may purchase 1% of the Company’s 1.5% NSR royalty for an additional payment of $500,000 under certain conditions.

The Agreement is attached as an exhibit hereto, and the foregoing is qualified in their entirety by reference to the attached Agreement.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of business acquired. Not applicable

(b) Pro forma financial information. Not applicable

(c) Exhibits

Exhibit No.	Description

10.15	Property Option Agreement dated April 1, 2009, by and between American International Ventures Inc. and Patriot Gold Corp.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American International Ventures, Inc.

/s/ Myron Goldstein

April 7, 2009

Myron Goldstein

Chairman

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